Exhibit 99.1

Standard Register

600 Albany St.  ·  Dayton, OH   45408

News media contact:

937.221.1000  ·  937.221.1486 (fax)

Julie McEwan · 937.221.1845

www.standardregister.com

julie.mcewan@standardregister.com

Investor contact:

Robert J. Cestelli  ·  937.221.1304

robert.cestelli@standardregister.com

For Release on April 28, 2005 at 11 a.m.

Standard Register Reports 2005 First Quarter Results

DAYTON, Ohio (April 28, 2005) – Standard Register (NYSE: SR) today reported financial results for the first quarter ended April 3, 2005.

Results of Operations

Total revenue on continuing operations was $232.0 million, an increase of 5.3 percent over the $220.3 million reported for the comparable quarter of 2004.  Net income was $2.4 million or $0.08 per share, compared with a net loss of $6.5 million or $0.23 per share for the prior period.

“We’ve seen good progress on our sales initiatives,” said Dennis Rediker, president and chief executive officer of Standard Register.  “Our core Document and Label Systems and our Print-On-Demand Services businesses each reported 4 percent revenue growth, plus we had a significant revenue increase in our new commercial print operation.  During the quarter, we also received several multi-year commitments from new customers that will contribute to future revenue.  The hard work of our associates is clearly beginning to pay off.”

The continuing margin improvement reflects our progress in recovering last year’s three paper cost hikes, plus the positive results from our company-wide cost reduction and productivity improvement programs.  The table below isolates the effects of restructuring and the amortization of prior years’ pension losses on profitability.

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[$ Millions]	Effect on First Quarter Income
Continuing Operations	1Q05	1Q04	Chg
Restructuring Expense	-0.5	-3.3	2.8
Pension Loss Amortization	-5.1	-4.5	-0.6
All Other Operations	9.5	-3.3	12.8
Pretax Income / (Loss)	3.9	-11.1	15.0
Income Tax	1.7	-4.3	6.0
Net Income / (Loss)	2.2	-6.8	9.0

Net Income / (Loss) on Discontinued Operations
Operations		0.3	-0.3
Gain on Sale	0.2		0.2
Total	0.2	0.3	-0.1

Total Net Profit / (Loss)	2.4	-6.5	8.9

Restructuring expense was $.5 million in the current quarter, primarily residual lease facility costs related to actions undertaken in previous periods.  Pension loss amortization was $5.1 million, originating in large part from weak stock market returns in earlier years.  All other operations contributed $9.5 million in the current period, versus a $3.3 million deficit in the prior year – the $12.8 million favorable swing was primarily driven by higher revenue and lower fixed operating costs.  The Company recorded a $0.2 million change, net of tax, in estimated reserves in connection with the gain from the fourth quarter 2004 sale of its equipment services business.

Financial Condition

The Company continued to maintain its strong balance sheet.  Net debt at quarter-end was $42.8 million – total debt of $71.3 million less cash and cash equivalents of $28.5 million.  The net borrowing position represented 17% of total invested capital.

Capital expenditures were $6.1 million in the quarter, in-line with the lower end of the $25 - $30 million expected range for the year, and dividends paid were $0.23 per share or $6.6 million, consistent with payments made in recent quarters.  Net debt rose in the quarter by $5.5 million, reflecting restructuring spending of $2.0 million and the payment of annual sales management and other associate incentives earned in 2004.

Excluding spending for acquisitions, divestitures, and restructuring related to reshaping the Company’s portfolio and cost structure, Standard Register has generated $19.0 million of positive net cash flow over the last four quarters – after satisfying $24.1 million of capital expenditures and $26.4 million of dividends.

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Outlook

“In line with previous guidance, we expect our total year revenue to show modest growth on a 52-week fiscal year basis (2004 contained 53 weeks) and for our margins to continue to improve,” said Rediker.  “Our specific margin goal, first announced in mid-2004, remains to achieve a five-point improvement in pretax operating profit as a percent of revenue for the second half 2005, compared to the first half 2004.”

The Company expects to replace its existing $150 million revolving credit agreement with a new $100 million secured revolving credit agreement prior to the May 2005 expiration of the current agreement.

Dividend

Standard Register’s board of directors today declared a quarterly dividend of $0.23 per share to be paid on June 10, 2005 to shareholders of record as of May 27, 2005.

Presentation of Information in This Press Release

This press release presents information that excludes restructuring and impairment expense, and amortization of prior years’ pension losses.  These financial measures are considered non-GAAP.  Generally a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles.  Standard Register believes that this information will enhance an overall understanding of its financial performance due to the non-operational nature in the above items and the significant change from period to period.  The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Conference Call

Standard Register president and chief executive officer Dennis L. Rediker, and chief financial officer Craig J. Brown, will host a conference call at 10 a.m. EDT on April 29, 2005, to review the first quarter results.  The call can be accessed via an audio webcast which is accessible at: http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE: SR) is a leading information solutions company, with more than 90 years of innovation in improving the way business gets done in healthcare, financial services, manufacturing and other industries.  The company helps organizations increase efficiency, reduce costs, enhance security and grow revenue by effectively capturing, managing and using information.  Its offerings range from document and label solutions to e-business solutions to consulting and managed services.  More information is available at

www.standardregister.com.

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Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2005 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended January 2, 2005.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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THE STANDARD REGISTER COMPANY

STATEMENT OF OPERATIONS	Y-T-D
(In Thousands, except Per Share Amounts)	13 Weeks Ended	13 Weeks Ended
	3-Apr-05	28-Mar-04

TOTAL REVENUE	$231,979	$220,276

COST OF SALES	147,870	137,307

GROSS MARGIN	84,109	82,969

COSTS AND EXPENSES
Research and Development	2,666	3,605
Selling, General and Administrative	66,277	75,837
Depreciation and Amortization	10,173	10,619
Restructuring	528	3,341

TOTAL COSTS AND EXPENSES	79,644	93,402

INCOME (LOSS) FROM CONTINUING OPERATIONS	4,465	(10,433)

OTHER INCOME (EXPENSE)
Interest Expense	(666)	(690)
Investment and Other Income	99	50
Total Other Expense	(567)	(640)

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	3,898	(11,073)

Income Tax Expense (Benefit)	1,690	(4,267)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	2,208	(6,806)

DISCONTINUED OPERATIONS
Income from discontinued operations, net of taxes	-	307
Gain on sale of discontinued operations, net of taxes	146	-

NET INCOME (LOSS)	$2,354	($6,499)

Average Number of Shares Outstanding – Basic	28,544	28,483
Average Number of Shares Outstanding – Diluted	28,565	28,483

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$0.08	($0.24)
Income from discontinued operations	-	0.01
Gain on sale of discontinued operations	-	-
Net income (loss) per share	$0.08	($0.23)

Dividends Paid Per Share	$0.23	$0.23

BALANCE SHEET
(In Thousands)	3-Apr-05	2-Jan-05

ASSETS
Cash & Short Term Investments	$28,529	$44,088
Accounts Receivable	124,181	128,396
Inventories	50,160	51,796
Other Current Assets	28,930	27,960
Total Current Assets	231,800	252,240

Plant and Equipment	144,072	147,160
Goodwill and Intangible Assets	19,026	19,746
Deferred Taxes	84,595	86,505
Other Assets	35,351	37,322

Total Assets	$514,844	$542,973

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Portion Long-Term Debt	$70,552	$80,549
Current Liabilities	86,505	108,475
Deferred Compensation	14,758	16,832
Long-Term Debt	728	867
Retiree Healthcare	46,581	46,826
Pension Liability	86,157	83,273
Other Long-Term Liabilities	646	746
Shareholders' Equity	208,917	205,405

Total Liabilities and Shareholders' Equity	$514,844	$542,973